Exhibit 99.10

CONSENT OF PROPOSED DIRECTOR

I, Edward D. Breen, in accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, hereby consent to the following:

•	to serve as a director of DowDuPont Inc. (“DowDuPont”) if the transactions contemplated by that certain Agreement and Plan of Merger, dated as of December 11, 2015, by and among DowDuPont (f/k/a Diamond-Orion HoldCo, Inc.), The Dow Chemical Company, E. I. du Pont de Nemours and Company, Diamond Merger Sub, Inc. and Orion Merger Sub, Inc., are consummated;

•	to be named as a proposed director of DowDuPont in the Registration Statement on Form S-4 (File No. 333-209869), including the joint proxy statement/prospectus, filed by DowDuPont on March 1, 2016, and in any and all amendments and supplements thereto (collectively, the “Registration Statement”); and

•	to the filing of this consent as an exhibit to the Registration Statement.

Name:	/s/ Edward D. Breen	Date: May 23, 2016
Edward D. Breen